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                                                                   EXHIBIT 10.58



                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated and effective as of November 15, 1999, by and between PRECISION RESPONSE CORPORATION, a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Employer"), and JOSEPH E. GILLIS (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is a Florida corporation engaged in interactive customer service and marketing through the integration of its teleservicing, Internet, database management and marketing and fulfillment capabilities;

         WHEREAS, Employer desires to continue to employ Employee upon the terms and conditions set forth below and Employee desires to accept such continued employment upon such terms and conditions; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

         NOW, THEREFORE, the parties agree as follows:

         1.       EMPLOYMENT

                  Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Employment Agreement.

         2.       TERM

                  Subject to the provisions for earlier termination set forth in
Section 9 hereof, this Employment Agreement shall commence on the date hereof and shall continue until 5:00, p.m., December 31, 2001 (the "Initial Employment Term"), with the Initial Employment Term to be automatically renewed and extended for consecutive additional one year periods unless, at least ninety
(90) days prior to the expiration of the Initial Employment Term or any one year renewal period thereof, either party hereto delivers to the other party hereto written notice of such party's termination of this Agreement at the expiration of the Initial Employment Term or any one year renewal period thereof (as the case may be). The Initial Employment Term together with any or all one year renewal periods thereof are hereinafter collectively referred to as the "Employment Term".



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         3.       EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                  Employee represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with Employee's acceptance of employment pursuant to the terms hereof or the full performance of Employee's obligations hereunder or the exercise of Employee's best efforts in Employee's employment hereunder or which would otherwise pose any conflict of interest.

         4.       DUTIES AND EXTENT OF SERVICES

                  A. DUTIES. Employee's duties and responsibilities hereunder shall be those reasonably assigned to Employee from time to time by Employer, consistent with the following: Employee shall, unless and until otherwise determined by Employer, serve as Employer's Vice President and Treasurer, subject to the direction of Employer's Chief Financial Officer. Employee shall report directly to Employer's Chief Financial Officer. Employee agrees to devote Employee's full and exclusive time, skill, attention and energy diligently and competently to perform the duties and responsibilities properly assigned to Employee hereunder, or pursuant hereto.

                  B. RULES AND REGULATIONS. Employee agrees to abide by the rules and regulations of Employer promulgated by Employer from time to time with respect and applicable to Employer's similarly-situated employees generally, which are all hereby incorporated by reference and made a part of this Employment Agreement.

         5.       COMPENSATION

                  A. BASE COMPENSATION. Subject to the provisions of Section 9 of this Employment Agreement, Employer shall pay salary to Employee ("Salary") based upon the rate of $ 140,000 per annum from the date hereof until April 1, 2000, at which time Employer's Chief Financial Officer shall review Employee's Salary. Employer may decide, in its sole discretion, to increase (but not to decrease) the Salary at that time or at any time during the Employment Term. Salary shall be payable in accordance with Employer's normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual practices and as required by law.

                  B. BONUS COMPENSATION. Employee shall receive an annual bonus, the amount of which shall be determined by Employer in its sole and absolute discretion in a manner consistent with Employer's then current bonus plan which may be amended from time to time (the "Bonus Amount"). Each annual Bonus Amount shall be paid on or before April 1st of each year of the Employment Term. The Bonus Amount payable on or before each April 1st shall be based upon Employee's performance during the calendar year immediately preceding such April 1st. Each Bonus Amount shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.

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         6.       FRINGE BENEFITS AND EXPENSES

                  A. EMPLOYEE BENEFITS. Employee shall be entitled to such benefits and fringe benefits (such as health, dental, life and disability insurance) as are made available by Employer from time to time, in Employer's sole discretion, to all other similarly-situated employees generally.

                  B. EXPENSES. Employer shall reimburse Employee for Employee's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Employee's duties and responsibilities hereunder, subject to Employee's presentation of appropriate documentation and, if requested, justification therefor, and provided that the types and amounts of expenses incurred are consistent with, in Employer's judgment, Employer's policies and practices.

         7.       VACATIONS

                  Employee shall be entitled to 30 days of paid time off ("PTO") for vacation, personal and sick days each full year of the Employment Term, with full compensation (provided, however, that Employee shall not be entitled to be compensated for any unused PTO days upon termination of employment). The PTO days are exclusive of any Employer recognized holidays. The periods during which Employee shall be absent from work for vacation shall be at the reasonable discretion of Employer.

         8.       FACILITIES

                  Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it reasonably deems necessary for Employee's performance of Employee's duties and responsibilities under this Employment Agreement.

         9.       TERMINATION OF EMPLOYMENT

                  A. TERMINATION EVENTS. Employee's employment under this Employment Agreement may be terminated by Employer only as follows: with or without Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; upon Employee's death; or upon Employee becoming Disabled (as later defined) and receiving written notice of termination from Employer to that effect. Employee may terminate Employee's employment under this Employment Agreement without being in breach hereunder by giving written notification of Employee's resignation to Employer which shall specify a resignation date no earlier than thirty (30) days following the date of delivery of such notice of resignation.

                  B. DEFINITIONS OF CAUSE AND DISABLED. For purposes of this Employment Agreement, "Cause" shall mean and include: (i) commission of a felony, or commission of acts of fraud, dishonesty, or the like; (ii) habitual drunkenness during business hours or at Employer's premises; (iii) illicit use of drugs during business hours or at Employer's premises; (iv) abandonment of employment duties; (v) gross negligence in the performance of employment duties;
(vi) an act or omission on the part of Employee not directed by Employer which results in or contributes to

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Employer being sanctioned or penalized by any governmental or quasi-governmental authority or body, or any stock exchange or body regulating or governing publicly-traded companies (including the NASD); (vii) insubordination; or (viii) breach by Employee of this Employment Agreement which, if curable, is not cured by Employee within thirty (30) days following Employee's receipt of written notice thereof. Employee shall be deemed "Disabled" for purposes of this Agreement (a) if, in the reasonable judgment of Employer, Employee is unable, due to physical, mental or emotional illness or injury, to perform substantially all of Employee's duties and responsibilities for Employer for a continuous period of ninety (90) days, or (b) if Employee is adjudicated as an incompetent or has a guardian appointed to handle Employee's affairs.

                  C. EFFECT OF TERMINATION FOR CAUSE OR EMPLOYEE'S RESIGNATION. In the event that Employee's employment under this Employment Agreement is terminated by Employer with Cause, or because Employee resigns from or quits Employee's employment, Employer shall pay to Employee, within thirty (30) days following the date of such termination or resignation, subject to Employer's right to set off any damages resulting from Employee's termination with Cause or resignation effected without giving the required notice, the Salary, if any, accrued and unpaid through the date of termination, and shall pay and provide to Employee the amounts and items payable and to be provided under Section 6 through the date of such termination; and Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity, including, without limitation, any accrued or unpaid Bonus Amount.

                  D. COMPENSATION UPON DEATH OR DISABILITY. Upon the death of Employee, or termination of employment because Employee is Disabled, Employer shall pay to Employee, Employee's legal guardian or the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such time), within thirty (30) days following the date of Employee's death or termination, the Salary and declared Bonus Amount, if any, accrued and unpaid through the date of termination and shall pay and provide to Employee, Employee's legal guardian or the legal representative of Employee's estate the amounts and items payable and to be provided under Section 6 through the date of such termination; and Employee (or such legal guardian, legal representative or any heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                  E. COMPENSATION UPON TERMINATION WITHOUT CAUSE AND RESIGNATION UPON SIGNIFICANT CHANGE IN SCOPE OF JOB RESPONSIBILITIES OR RELOCATION. Notwithstanding anything in subsection C. of this Section 9, in the event that Employer (or its successor) terminates Employee's employment under this Employment Agreement without Cause (including, without limitation, upon a Change in Control as hereinafter defined) or Employee resigns Employer's employment within ninety (90) days of either a significant change in the scope of Employee's job responsibilities or Employer's requiring Employee, without Employee's prior written consent, to relocate Employee's office to a location other than northern Miami-Dade County (i.e, not any further south in MiamiDade County than the location of Employer's executive offices as of the date of this Employment Agreement), Broward County or Palm Beach County, Florida, Employee's sole and exclusive compensation and remedy hereunder shall be to receive from Employer, and Employer shall pay and

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provide, (i) the amount of Salary and declared Bonus Amount, if any, accrued and unpaid through the date of termination (provided, however, that, in the event that a Bonus Amount for the calendar year in which the date of termination has occurred and/or prior calendar year has not been declared prior to the date of termination, the Bonus Amount for such calendar year shall be determined on a pro-rata basis consistent with Employer's bonus plan for such calendar year and Employer's overall accrual for employee bonuses for the relevant calendar year(s) through the date of termination), and the amounts and items payable or to be provided under Section 6 through the date of termination, payable within thirty (30) days following termination of employment, (ii) the Salary and the amounts and items payable or to be provided under Section 6.A. that Employee would have received during the one year period following the date of termination of Employee's employment, as and when it would have been payable or been provided if Employee had remained an employee of Employer for such additional one year period, provided, however, that with respect to any such benefits Employer shall have the right, if unable to provide to Employee or Employer otherwise elects, in its sole discretion, to pay Employee the monetary equivalent of any such benefits in lieu of providing same to Employee, and (iii) an amount equal to the average of the Bonus Amount (and/or annual bonus amount, as the case may be) paid to Employee during the last two years prior to the date of termination, which amount shall be payable in twelve equal consecutive monthly installments commencing one month from the date of termination. For purposes of this Subsection E., (x) a "Change in Control" means that (1) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein
(for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) beneficially owns at least 10% of the issued and outstanding common stock of Employer or its successor, (2) neither Mark Gordon (for these purposes, counting all common stock directly or indirectly beneficially owned by Mark Gordon's Affiliates) nor David Epstein
(for these purposes, counting all common stock directly or indirectly beneficially owned by David Epstein's Affiliates) is the stockholder beneficially owning the highest number of issued and outstanding shares of common stock of Employer or its successor, or (3) neither Mark Gordon nor David Epstein occupies the position of Chairman of the Board, Chief Executive Officer or President of Employer; (y) "Affiliate" means, with respect to Mark Gordon or David Epstein, an immediate family member of his, a trust principally for his benefit and/or the benefit of his family members and/or lineal descendants, or a family limited partnership or any other entity the direct or indirect beneficial or pecuniary owners of which are, principally, him, his immediate family members and/or trusts principally for the benefit of him, his family members and/or lineal descendants; and (z) "Immediate family members" mean, with respect to Mark Gordon or David Epstein, his spouse, children, parents, siblings or other lineal descendants.

                  F. KEY-MAN INSURANCE. In the event that Employer has obtained or obtains a keyman insurance policy (the "Policy") on the life of Employee, Employer shall be the sole owner thereof and all proceeds payable in respect thereof shall be the property solely of Employer. In the event that Employee's employment terminates for any reason other than Employee's death, Employee may request that the Policy be assigned to Employee by giving written notice to Employer to that effect. Subject to obtaining any requisite consent from the insurer, Employer shall, if Employee has so requested, assign the Policy to Employee subject to Employee's reimbursement to Employer of any premiums paid by Employer which relate to any period following the date of termination of Employee's employment, and the cash value, if any, of the Policy. In the event that Employer desires

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to obtain any such Policy, Employee shall fully cooperate in Employer's efforts, including submitting to medical exams and tests and executing and delivering applications and information statements.

         10.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                  A. CONFIDENTIAL INFORMATION. Employee acknowledges that Employee has been informed by Employer of Employer's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of Employer, (ii) the systems, technology, know-how, records, products, services, cost information, inventions, computer and Internet software, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, and (iii) the nature and terms of Employer's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to Employer and has been developed by Employer as a result of substantial effort and expense. Therefore, Employee understands that it is reasonably necessary to protect Employer's good will, trade secrets and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Directors, Chairman of the Board, Chief Executive Officer or President of Employer for the benefit of Employer and/or as required in the course of employment) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law. Any software, technology, know-how, trade secrets or intellectual property rights of any kind developed by Employee during the period of his employment with Employer which in any way relate or have application or value to Employer's business shall be the property, as between Employee and Employer, solely of Employer.

                  B. EMPLOYER'S MATERIALS. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered up to Employer any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is the property of Employer.

         11.      COVENANT-NOT-TO-COMPETE

                  In view of (a) the Confidential Information known to and to be obtained by or disclosed to Employee, and (b) the consideration payable to Employee under this Employment

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Agreement, and as a material inducement to Employer to enter into this
Employment Agreement and to continue to employ Employee, Employee covenants and agrees that, (i) for as long as Employee is employed by Employer and for a period of 24 months after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, (A) sell any products or services sold or offered by Employer to any person or entity who is or was a client of Employer at any time during Employee's employment with Employer and for or to whom Employer is performing services or selling products or for or to whom Employer has performed services or sold products at any time during the one-year period ending on Employee's termination of employment or (B) solicit the services of, or hire, directly or indirectly, whether on Employee's own behalf or on behalf of others, any managerial or executive employee, account manager, programmer, information services employee (including, without limitation, network or other information services or Internet operation employee), database management or marketing employee or financial or accounting personnel of Employer who was or is employed by Employer at any time during the two-year period ending on the date of termination of Employee's employment or the two-year period commencing on the date of termination of Employee's employment, or (ii) for as long as Employee is employed by Employer and for a period of 12 months after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, engage in any venture, enterprise, activity or business, passively or actively, as an owner, consultant, adviser, participant, employee, agent or in any other capacity, competitive with the business of Employer anywhere within the continental United States. Employee acknowledges that the business of Employer is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests.

         12.      EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 10 AND 11

                  Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Section 10 or 11 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 10 or 11 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, representatives, servants, employers or employees and/or by any Third Parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

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         13.      REASONABLENESS OF RESTRICTIONS

                  A. REASONABLENESS. Employee acknowledges that any breach or violation of Section 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer.

                  B. SEVERABILITY. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical area and/or type of restriction which such court deems reasonable and enforceable.

                  C. SURVIVABILITY. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Employment Agreement shall survive any termination of this Employment Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

                  D. DEFINITION OF EMPLOYER. For purposes of Sections 10, 11, 12 and 13 of this Employment Agreement, the term "Employer" includes the Employer and any parent corporation of Employer and all direct and indirect subsidiaries of Employer and its parent corporation (if any).

         14.      LAW APPLICABLE

                  This Employment Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

         15.      NOTICES

                  Any notices required or permitted to be given pursuant to this Employment Agreement shall be sufficient if in writing, and delivered personally, by commercial courier service or sent by certified mail, return receipt requested, and sent to Employer's executive offices, to the

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attention of the President, if sent to Employer, and to Employee's then current residence, if sent to Employee.

         16.      SUCCESSION

                  This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatever; PROVIDED, HOWEVER, that Employee acknowledges and agrees that Employee cannot assign or delegate any of Employee's rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer shall have the right to assign its rights and delegate its duties under this Employment Agreement.

         17.      ENTIRE AGREEMENT

                  This Employment Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior and contemporaneous agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

         18.      SEVERABILITY

                  If any provision of this Employment Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Employment Agreement, and this Employment Agreement shall be carried out as if such invalid or unenforceable provision were not herein contained.

         19.      NO WAIVER

                  A waiver of any breach or violation of any term, provision or covenant herein contained shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

         20.      ATTORNEYS' FEES

                  In the event that either of the parties to this Employment Agreement institutes suit against the other party to this Employment Agreement to enforce or declare any of their respective rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels, and whether or not suit or any other proceeding is instituted.





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         21.      COUNTERPARTS

                  This Employment Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

         22.      INDEPENDENT COUNSEL

                  EMPLOYER STRONGLY RECOMMENDS TO EMPLOYEE THAT EMPLOYEE RETAIN INDEPENDENT LEGAL COUNSEL TO ADVISE EMPLOYEE WITH RESPECT TO THIS EMPLOYMENT AGREEMENT BEFORE EMPLOYEE SIGNS IT.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.

                                 EMPLOYER:

                                 PRECISION RESPONSE CORPORATION, a Florida corporation


                                 By:  /s/ DAVID EPSTEIN
                                      ----------------------------------------
                                      David Epstein, Chief Executive Officer

                                 EMPLOYEE:

                                 /s/  JOSEPH E. GILLIS
                                 -------------------------------------
                                 JOSEPH E. GILLIS


















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

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement (this "Amendment") dated and effective as of JANUARY 13, 2000, by and between Precision Response Corporation, a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Employer"), and Joseph E. Gillis hereinafter referred to as ("Employee").

                               W I T N E S S E T H

         WHEREAS, Employer currently employs Employee pursuant to an Employment Agreement dated November 15, 1999 by and between Employer and Employee; and

         WHEREAS, Employer and Employee desire to amend the Employment Agreement as set forth herein.

         NOW THEREFORE, the parties agree that the Employment Agreement shall be amended as of and after the date hereof as follows:

         Section 9 is hereby amended by the addition of the following Subsection G:

         G. EXCISE TAX TREATMENT. If any of the payments or benefits to be received by Employee in connection with a Change in Control (as defined in Subsection 9E.) pursuant to the terms of this agreement or any other plan, arrangement or agreement (such payments or benefits the "Total Payments") will be subject to any excise tax imposed by Section 4999 of the Internal Revenue of 1986, as amended (the "Code"), then, after taking into account any reduction in the Total Payments provided by
                  Section 280G of the Code in such other plan, arrangement or agreement, the payments made pursuant to Subsection 9E. of this Employment Agreement shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the excise tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of excise tax to which the Employee would be subject in respect of such unreduced Total Payments).

         IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

                             PRECISION RESPONSE CORPORATION

                             BY: /s/ RICHARD D. MONDRE
                                 --------------------------------------
                                 Exec. Vice Pres.

                                 /S/  JOSEPH E. GILLIS
                                 --------------------------------------
                                 Joseph E. Gillis

































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